Exhibit 10.3

AMENDMENT TO SEVERANCE RIGHTS AGREEMENT

This Amendment to Severance Rights Agreement (the “Amendment”) is entered into as of April 30, 2012 (the “Effective Date”), by and between NeoPhotonics Corporation, a Delaware corporation (the “Company”) and Dr. Wupen Yuen (the “Employee”).

RECITALS

A. The Company and the Employee previously entered into an Amended and Restated Severance Rights Agreement dated as of April 13, 2010 (the “Severance Rights Agreement”).

B. The parties desire to amend certain provisions of the Severance Rights Agreement to provide for enhanced severance and death benefits and to avoid violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act).

C. Capitalized terms not defined in this Amendment will have the meanings assigned to them in the Severance Rights Agreement

AGREEMENT

The parties agree to amend the Severance Rights Agreement effective as of the Effective Date as follows:

1.	Section 3(a) and 3(b) are amended in their entirety to read as follows:

“(a)	Involuntary Termination Generally. If the Employee’s employment terminates as a result of Involuntary Termination, except by such Involuntary Termination as provided in Section 3(b) below, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

(i)	a lump sum severance payment equal to twenty-four (24) months of the Employee’s Base Compensation, with such amount payable within ten (10) business days after the effective date of the Release of Claims;

(ii)

provided the Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or Cal-COBRA or any other applicable state law of similar effect), the Company will pay the premiums for such

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continued coverage for the Employee and his eligible dependents until the earliest of (i) the close of the twenty-four (24) month period following Executive’s termination of employment, (ii) the date the Employee commences new employment following his termination date, or (iii) such earlier date as the Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage (such period, the “COBRA Period”); provided further that if at any time during the COBRA Period the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead pay to the Employee a taxable monthly cash payment for the remainder of the COBRA Period in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination (based on the premium for the first month of COBRA coverage) (each payment, a “Special Severance Payment”), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will be subject to applicable tax withholdings; provided that no Special Severance Payment will be made prior to the sixtieth (60th) day following the termination date, and on such date the Company will pay in a lump sum the aggregate amount of payments that the Company would have paid prior to that date had payments not been delayed during the consideration period for the Release of Claims, with the balance of the payments made thereafter on the original schedule; and

(iii)	the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for the first eighteen (18) months following the effective date of the Involuntary Termination.

(b)	Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of Involuntary Termination on or within twelve (12) months following a Change in Control, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

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(i)	a lump sum severance payment equal to the sum of (A) twenty-four (24) months of the Employee’s Base Compensation and (B) 200% of the Employee’s target Bonus for the year of termination, with such amount payable within ten (10) business days after the effective date of the Release of Claims;

(ii)	provided the Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or Cal-COBRA or any other applicable state law of similar effect), the Company will pay the premiums for such continued coverage for the Employee and his eligible dependents until the earliest of (i) the close of the twenty-four (24) month period following Executive’s termination of employment, (ii) the date the Employee commences new employment following his termination date, or (iii) such earlier date as the Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage (such period, the “CIC COBRA Period”); provided further that if at any time during the CIC COBRA Period the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead pay to the Employee a taxable monthly cash payment for the remainder of the CIC COBRA Period in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination (based on the premium for the first month of COBRA coverage) (each payment, a “Special Severance Payment”), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will be subject to applicable tax withholdings; provided that no Special Severance Payment will be made prior to the sixtieth (60th) day following the termination date, and on such date the Company will pay in a lump sum the aggregate amount of payments that the Company would have paid prior to that date had payments not been delayed during the consideration period for the Release of Claims, with the balance of the payments made thereafter on the original schedule; and

(iii)

the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares

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received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the effective date of the Involuntary Termination).”

2.	Section 3(d) is amended in its entirety to read as follows:

“Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance benefits except as provided in this Section 3(d). Nothing in this Agreement restricts the Employee’s rights to any payments under any death or disability insurance policy with the Company in effect at the time of termination. In addition, if the Employee’s employment terminates due to the death of the Employee, and his death occurs while he is outside of his country of residence (for any reason), then the Company will supplement the death benefit provided by any existing Company-provided life insurance, if necessary, so that the Employee’s estate or beneficiaries receive total death benefits equal to two times the Employee’s then-current Base Compensation. Any amount payable pursuant to this Section 3(d) will be paid in a lump sum to the Employee’s estate within thirty (30) days following the Employee’s termination date.”

3.	A new Section 3(e) is added to read in its entirety as follows:

“Change in Control Benefits. In the event of a Change in Control in which the acquirer does not assume unvested compensatory equity awards, the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically become accelerated (and, in the case of options, such options shall become exercisable) as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the closing of the Change in Control, in each case as of immediately prior to the closing of the Change in Control. For purposes of clarity, this eighteen (18) month vesting acceleration is intended to be in lieu of any automatic accelerated vesting provision triggered solely on the closing of a Change in Control transaction contained in the Company’s equity incentive plans (for example, the Company’s 2004 Stock Option Plan currently provides for twelve (12) months of accelerated vesting in the event of certain material corporate transactions if unvested awards are not assumed by the acquirer).”

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4. Except as expressly set forth herein, the Severance Rights Agreement shall remain in full force and effect and shall not be modified or altered in any other way pursuant to this Amendment.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Amendment shall be governed by the laws of the State of California.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

COMPANY	NEOPHOTONICS CORPORATION

By: /s/ Tim Jenks

Title: Chief Executive Officer

Date: April 30, 2012

EMPLOYEE	By: /s/ Wupen Yuen

Name: Dr. Wupen Yuen

Date: April 30, 2012

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